EXHIBIT 99.1

For Immediate Release:	Contact:	Roger Holliday (Financial)
(678) 742-8181
Nancy Young (Media)
(678) 742-8118

RUSSELL CORPORATION REPORTS

FOURTH QUARTER AND YEAR END RESULTS

Sales increase 10.5% for the quarter, 9.4% for the year

Reported EPS increases 10.6% to $1.46 for the year, within expected range

Company provides 2005 quarterly guidance

ATLANTA, GA (February 23, 2005) – Russell Corporation (NYSE: RML) today reported fiscal 2004 fourth quarter sales of $334.0 million, an increase of 10.5% over the same period a year ago. The Company also reported earnings of $10.3 million, or $0.31 per diluted share. Earnings for the quarter include an approximate $0.06 per share impact from the dilution of Huffy Sports, severance costs associated with cost improvement initiatives and incremental expenses associated with Sarbanes-Oxley related projects. For the fourth quarter of 2003, earnings were $14.5 million, or $0.44 per diluted share.

Sales for the quarter ended January 1, 2005, reflect a 3% increase in the Company’s ongoing businesses in addition to approximately $22 million dollars in incremental sales from acquisitions owned for less than a year. Sales gains were again recorded for the Activewear Group, the Athletic Group and the International apparel segment.

“During the fourth quarter, sales increases in our domestic segment were led by our Athletic Group. Increases in Athletic were driven by our recent acquisitions, which have solidified and grown our position as a leading branded athletic and sporting goods company. Our International apparel segment continued its sales growth pace, with increases of more than 20% for the quarter and the year,” said Jack Ward, chairman and chief executive officer. “For the quarter, our Activewear Group had a 3% increase in revenues, led by our JERZEES® sports apparel in the mass channel.”

Gross profit for the fourth quarter of 2004 was $97.1 million, or a 29.1% gross margin, versus a gross profit of $91.3 million, or a 30.2% gross margin, in the prior year. The positive impact of increased volumes and revenues, coupled with ongoing cost improvements, was dampened by higher year-over-year costs of fiber, transportation and energy, lower margins experienced in Huffy Sports and other increased costs, as well as the fourth quarter impact of price reductions in Artwear which were taken in early 2004.

For the 2004 fourth quarter, selling, general and administrative expenses (“SG&A”) were $73.5 million versus $65.0 million in the comparable period last year, resulting in operating income of $24.9 million, versus $25.1 million in the same quarter last year.

Year-to-date Results

For the full year ended January 1, 2005, net sales increased $112 million to $1.298 billion, a 9.4% increase over the prior year’s sales of $1.186 billion. Net income for fiscal 2004 was $47.9 million, or $1.46 per share on a fully diluted basis, within the range of previous guidance.

Gross profit was $363.9 million, or a 28.0% gross margin, for fiscal 2004 versus a gross profit of $344.1 million, or a 29.0% gross margin, in the prior year. SG&A expenses for fiscal 2004 were $269.6 million, or 20.8% of net sales, versus $246.5 million, also 20.8% of net sales, in fiscal 2003.

Operating income for the full 2004 year increased $7.2 million over fiscal 2003, to $100.8 million. Net income for 2004 increased 11.4%, or $4.9 million, to $47.9 million, or $1.46 per diluted share, versus $43.0 million, or $1.32 per diluted share, in 2003.

Outlook

“We are pleased with our substantial progress in expanding our position as a leading, authentic sporting goods company,” said Jack Ward, chairman and CEO. “As we capitalize on our acquisitions of sports equipment and athletic footwear, Russell will continue to gain momentum in the sporting goods market. Acquisitions have resulted in our becoming the leading provider of basketballs and basketball equipment, and we expect Brooks to maintain strong growth in the performance running category. Each of these strengthens Russell’s position and is an investment in our future growth.”

Russell expects sales for fiscal 2005 to increase approximately 15% to 17%, to approximately $1.50 billion to $1.52 billion. As previously stated, Russell expects earnings per fully diluted share in the $1.55 to $1.65 range for 2005. For the first quarter of 2005, the Company expects sales to increase in the 20% plus range and now expects earnings per share of $0.05 to $0.08. For the remaining quarters, the Company expects the following EPS ranges:

•	Second quarter:

—Earnings of $0.18 to $0.22 per share

•	Third quarter:

—Earnings of $0.70 to $0.78 per share

•	Fourth quarter:

—Earnings of $0.52 to $0.60 per share

Additionally, the Company expects to record an effective tax rate of approximately 35% for the full year of 2005.

Conference Call Information

Management will have a conference call today, February 23, 2005, at 8:30 a.m. Eastern Time to discuss the fourth quarter and full year results. The call may be accessed at (877) 264 -7865 (domestically), and (706) 634-4917 (internationally), using conference call ID number 3925925. The call will also be simultaneously web cast via the Investor Relations homepage of the Company’s website at http://www.russellcorp.com. A replay of the call will be available through the website for 30 days. In addition, you can register through the above referenced website if you would like to receive press releases, conference call reminders and other notices.

About Russell Corporation

Russell Corporation is a leading branded athletic and sporting goods company marketing activewear, athletic uniforms, equipment and athletic footwear for a wide variety of sports, outdoor and fitness activities. The Company’s major brands include Russell Athletic®, JERZEES®, Spalding®, and Brooks®. The Company’s common stock is listed on the New York Stock Exchange under the symbol RML and its website address is http://www.russellcorp.com.

Forward Looking Statement

This Press Release includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Some of these statements can be identified by terms and phrases such as “anticipate”, “believe”, “intend”, “expect”, “continue”, “could”, “may”, “plan”, “project”, “predict”, “will” and similar expressions and include references to assumptions that Russell believes are reasonable and relate to its future prospects, developments and business strategies. Factors that could cause Russell’s actual results to differ materially from those expressed or implied in such forward-looking statements include, but are not limited to: (a) risks related to Russell’s overall acquisition strategy and its ability to realize anticipated revenue and earnings growth and synergies from its acquisitions, including AAI, Huffy Sports and Brooks; (b) Russell’s ability to achieve sales growth through expanded or new business with new or existing customers; (c) changes in customer demand for Russell’s products, significant competitive activity and related pricing pressure; (d) raw material price volatility and increases in transportation, energy and other operating costs; and (e) other risk factors listed in Russell’s reports filed with the Securities and Exchange Commission from time to time. Russell undertakes no obligation to revise the forward-looking statements included in this Press Release to reflect any future events or circumstances. Russell’s actual results, performance or achievements could differ materially from the results expressed in or implied by these forward-looking statements.

- Tables to follow –

RUSSELL CORPORATION

Consolidated Statements of Income

(Dollars in Thousands Except Share and Per Share Amounts)

	13 Weeks Ended 1/01/05	13 Weeks Ended 1/03/04	52 Weeks Ended 1/01/05	52 Weeks Ended 1/03/04
Net sales	$334,032	$302,354	$1,298,252	$1,186,263
Cost of goods sold	236,933	211,032	934,372	842,127

Gross profit	97,099	91,322	363,880	344,136
Selling, general and administrative expenses	73,509	64,973	269,558	246,477
Other (income) expense – net	(1,290)	1,218	(6,469)	4,018

Operating income	24,880	25,131	100,791	93,641
Interest expense, net	7,680	7,227	30,843	29,663
Non-controlling interest	1,081	—	2,021	—

Income before income taxes	16,119	17,904	67,927	63,978
Provision for income taxes	5,815	3,432	19,991	20,939

Net income	$10,304	$14,472	$47,936	$43,039

Weighted-average common shares outstanding:
Basic	32,750,260	32,501,189	32,668,376	32,376,617
Diluted	33,000,155	32,785,080	32,897,559	32,726,472
Net income per common share:
Basic	$0.31	$0.45	$1.47	$1.33
Diluted	$0.31	$0.44	$1.46	$1.32

RUSSELL CORPORATION
Consolidated Balance Sheets
(Dollars in Thousands Except Share and Per Share Amounts)

	1/01/05	1/03/04
ASSETS
Current assets:
Cash	$29,816	$20,116
Accounts receivable, net	212,063	175,514
Inventories	411,701	346,946
Prepaid expenses and other current assets	17,737	15,938
Income tax receivable	6,101	14,585

Total current assets	677,418	573,099

Property, plant & equipment, net	322,890	303,234

Other assets	253,801	144,777

Total assets	$1,254,109	$1,021,110

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$94,642	$78,368
Accrued expenses	95,780	76,993
Deferred income taxes	4,054	5,165
Short-term debt	18,190	4,088
Current maturities of long-term debt	6,938	5,000

Total current liabilities	219,604	169,614

Long-term debt, less current maturities	372,921	272,355

Deferred liabilities:
Income taxes	20,286	6,609
Pension and other	64,351	57,668

Non-controlling interest	14,096	—

Commitments and contingencies	—	—

Stockholders’ equity:
Common stock, par value $.01 per share; authorized 150,000,000 shares, issued 41,419,958 shares	414	414
Paid-in capital	40,716	38,625
Retained earnings	755,799	713,310
Treasury stock, at cost	(201,171)	(208,038)
Accumulated other comprehensive loss	(32,907)	(29,447)

Total stockholders’ equity	562,851	514,864

Total liabilities & stockholders’ equity	$1,254,109	$1,021,110

RUSSELL CORPORATION

Consolidated Statements of Cash Flows

(Dollars in Thousands)

	January 1, 2005	January 3, 2004	January 4, 2003
Operating Activities:
Net income	$47,936	$43,039	$34,306
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	46,627	44,177	44,775
Amortization	1,395	759	286
Earnings of non-controlling interests	2,021	—	—
Debt retirement charge	—	—	20,097
Other	1,453	6,963	8,684
Changes in operating assets & liabilities:
Trade accounts receivable	(8,664)	(17,600)	12,230
Inventories	(26,194)	(19,989)	56,407
Prepaid expenses and other current assets	1,164	(8,243)	2,110
Other assets	7,037	(6,478)	2,254
Accounts payable and accrued expenses	6,378	1,406	18,871
Income taxes	8,137	3,305	7,414
Pension and other deferred liabilities	(6,001)	10,617	(4,043)

Net cash provided by operating activities	81,289	57,956	203,391
Investing Activities:
Purchases of property, plant & equipment	(35,494)	(38,641)	(28,343)
Proceeds from the sale of property, plant & equipment and other assets	13,697	14,765	9,450
Cash paid for acquisitions, joint ventures and other	(158,370)	(86,691)	(4,670)
Other	1,769	678	750

Net cash used in investing activities	(178,398)	(109,889)	(22,813)
Financing Activities:
Borrowings (payments) on credit facility and other – net	91,307	7,355	(74,800)
Borrowings (payments) on short-term debt	9,692	(3,582)	458
Payments of notes payable, including prepayments	—	—	(270,371)
Proceeds from issuance of Senior Notes	—	—	250,000
Debt issuance & amendment costs paid	—	(468)	(18,910)
Dividends on common stock	(5,216)	(5,177)	(5,137)
Treasury stock re-issued	3,839	5,644	2,574
Cost of common stock for treasury	(80)	(1,457)	(30)

Net cash provided by (used in) financing activities	99,542	2,315	(116,216)
Effect of exchange rate changes on cash	(592)	1,115	(1,625)

Net increase (decrease) in cash	1,841	(48,503)	62,737
Increase in cash from consolidating Frontier Yarns, LLC	7,859	—	—
Cash balance at beginning of period	20,116	68,619	5,882

Cash balance at end of period	$29,816	$20,116	$68,619

Supplemental schedule of noncash investing and financing activities:
Sold investment – portion of proceeds in the form of stock	$4,945	$—	$—